Exhibit 99.1

NEWS RELEASE

For more information contact:

Analysts – Beth Baum, 206-539-3907

Media – Nancy Thompson, 919-861-0342

Weyerhaeuser Announces Leadership and Organizational Changes

•	Russell Hagen to become Chief Development Officer
•	Company will conduct a search for a new Chief Financial Officer
•	Jim Kilberg to retire in early 2021, as planned

SEATTLE (August 20, 2020) — Today, Weyerhaeuser Company (NYSE: WY) announced leadership and organizational changes that position the company to further enhance the long-term value of its timberlands portfolio.

Russell Hagen, currently senior vice president and chief financial officer, will become senior vice president and chief development officer, overseeing the company’s Real Estate, Energy & Natural Resources segment and its Acquisitions and Divestitures and Business Development teams. Weyerhaeuser will immediately begin a search for a new chief financial officer, and Hagen will transition to his new role once his successor is identified. Jim Kilberg, currently senior vice president of Real Estate, Energy and Natural Resources, is retiring in early 2021 as planned.

The new structure will facilitate increased collaboration among the Real Estate, A&D, ENR and Business Development teams to ensure a unified approach to portfolio management and support the company’s increasing focus on emerging carbon opportunities, in alignment with its recently announced 3 by 30 sustainability initiative.

“Creating an end-to-end portfolio management team is a natural next step that builds on the strong partnership these teams established as they have worked to optimize and improve our timberlands portfolio over the past several years,” said Devin Stockfish, president and chief executive officer. “Bringing together the complementary analytical capabilities and deep market expertise resident in these teams will further enhance our ability to make the highest-value asset decisions across our entire landscape and deliver superior returns.

“Uniting this expertise under one leader will also support and complement our growing focus on emerging carbon opportunities,” Stockfish added. “Russell is uniquely qualified for this role, bringing strong financial acumen, a deep background in A&D transactions, experience leading real estate, energy and natural resources operations, and expertise in evaluating and executing on business optimization and development opportunities. His energy, expertise and innovative thinking will help us drive outstanding results for our company and shareholders.”

“I am looking forward to taking on this new role, working closely with Devin and our talented teams to build on the strength of our portfolio and capitalize on new opportunities,” Hagen said. “This new structure will enhance our ability to maximize the long-term value of all our assets and take full advantage of new business opportunities as they arise.”

“Jim has made many outstanding contributions to the company as leader of our Real Estate, Energy and Natural Resources business over the last several years,” Stockfish said. “Weyerhaeuser has benefited from his significant experience, passionate leadership and strong focus on asset value optimization. We appreciate the strong foundation he has built with his teams, and we look forward to the continued contributions he will make in the coming months until his retirement early next year.”

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control approximately 11 million acres of timberlands in the U.S. and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products in North America. Our company is a real estate investment trust. In 2019, we generated $6.6 billion in net sales and employed approximately 9,400 people who serve customers worldwide. We are listed on the Dow Jones Sustainability North America Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

ABOUT RUSSELL HAGEN

Russell S. Hagen has been Senior Vice President and Chief Financial Officer at Weyerhaeuser since February 19, 2016. Prior to the merger of Weyerhaeuser and Plum Creek, he was Senior Vice President, Business Development at Plum Creek, overseeing the company’s business development activities, including a variety of complex acquisitions and divestitures. Previously, Hagen held other senior roles at Plum Creek, leading its real estate, development, and renewable energy businesses. He joined Plum Creek in 1993 as Manager of Internal Audit and held director-level positions in accounting, financial operations, risk management and information technology. Hagen received a Bachelor of Science in business and accounting from Seattle University. He serves on the Board of Trustees of the Seattle University business school where he has also been an adjunct lecturer.

FORWARD-LOOKING STATEMENTS

This news release contains statements concerning changes to the company’s leadership and organization that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are identified by use of words such as “expected” and “will.”  These statements are based on the company’s and its management’s current expectations and assumptions and are not guarantees that the events described in the statements will occur within the time frame indicated, or at all. The accuracy of the company’s and its management’s expectations and assumptions is subject to a number of risks and uncertainties that could cause actual events to differ materially from those described in the forward-looking statements. These risks and uncertainties include, without limitation, the successful identification and appointment of a successor chief financial officer. Forward-looking statements speak only as of the date they are made, and neither the company nor its management undertakes any obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

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